Exhibit 99.1

Mobivity Announces Preliminary 2012 Revenues of $4.08 Million, a 62% Increase over 2011; Provides Business Update

PHOENIX, AZ Mobivity Holdings Corporation (MFON), an award-winning provider of proprietary mobile marketing technologies and solutions, today announced the Company’s unaudited revenue results for the fourth quarter and fiscal year ended December 31, 2012.

2012 and FY2012 Preliminary Results

Mobivity expects to report revenues for the fourth quarter, ending December 31, 2012, of approximately $1.053 million, an increase of more than 6.7% from $.987 million in revenues for the fourth quarter ending December 31, 2011. Revenues for the full year 2012 are expected to be $4.08M, an increase of 62% year-over-year from 2011. The Company also achieved Gross Margins of 72% during the fourth quarter, 2012, an increase of 25% compared to Gross Margins of 58% during the fourth quarter, 2011.

Business Update

Mobivity has seen continued adoption of its products and services, which are now used in over 5,700 locations across the United States. The Company has also recently procured partnership agreements with CASTMARK and the Bowling Proprietors Association of America (BPAA), providing access to more than 80 new sales resources as well as over 4,000 bowling and family fun centers respectively. Additionally, the Company recently announced its intent to acquire Stampt, a smartphone application driving loyalty solutions to hundreds of merchants nationwide, including more than 90 Whole Foods locations. The Stampt mobile application has already been integrated into Mobivity’s C4 platform, a Software-as-a-Service solution allowing merchants to now manage SMS broadcasts, Facebook and Twitter posts, as well as Stampt from a single, integrated Web-based interface.

One in twenty-four Americans have now experienced Mobivity’s patented mobile marketing technology via engagements with both local and national brands. Mobivity is transacting more than 10 million SMS connections per month, up from just over one million per month during the fourth quarter of 2011. Consumer satisfaction of the service continues to show strong performance as seen by a large Quick Serve Restaurant (QSR) using Mobivity’s technology. Their consumer opt-in base has grown from a few hundred thousand to more than one million consumers in just one year, hailing a less than 1% monthly opt-out rate.

The Company also expects its fourth patent, related to mobile messaging and communication technology, to publish sometime in the first half of 2013. The U.S. Patent and Trademark Office has already issued an “Allowance of Claims” notification for the patent. Details of the intellectual property will be disclosed following the publication of the patent.

About Mobivity

Mobivity is an award-winning provider of proprietary mobile marketing technologies and the inventor of Mobivity, a unique, enterprise-grade platform empowering brands to engage mobile consumers via multiple channels. The only system of its kind, Mobivity is a cloud-based solution providing broad mobile communications and extensive CRM features. It is integrated with multiple tier-one PSTN/ IP carriers and micropayment processing facilities as well as with carrier premium SMS billing systems.  Customers include CNN, Disney, Sony Pictures, AT&T, Verizon, USA Network, numerous professional sports franchises, the Golf Channel, and NBC Universal.  For further information visit www.mobivity.com or follow us on Twitter @mobivity.

For additional information, contact:

Company Contact:

Mobivity Corp.

Dennis Becker

CEO

www.Mobivity.com

Phone: (877) 282 7660

Investor Contacts:

MDM Worldwide

Investor Relations

Mobivity

(646) 403-3554